                                                                                       Exhibit 99.2
SHIRE PLC AND VIROPHARMA INCORPORATED
      UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On January 24, 2014, Shire completed the acquisition of 100% of the common stock of ViroPharma, a rare disease biopharmaceutical company based in Exton, Pennsylvania, pursuant to a merger agreement dated as of November 11, 2013.

The unaudited pro forma condensed combined financial information is presented to illustrate the effects of the acquisition on the historical financial position and operating results of Shire and ViroPharma. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2013 combine the historical consolidated statements of operations of Shire and ViroPharma, giving effect to the acquisition as if it had occurred on January 1, 2013. The unaudited condensed combined balance sheet combines the historical consolidated balance sheets of Shire and ViroPharma, giving effect to the acquisition as if it had occurred on December 31, 2013.

The Company has adjusted the historical consolidated financial information to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statement of operations expected to have a continuing impact on the combined results. This information should be read in conjunction with:

(i)	The accompanying notes to the unaudited pro forma condensed combined financial information; and

(ii)
The separate historical consolidated financial statements of Shire for the year ended December 31, 2013 included in Shire’s Annual Report on Form 10-K for the year ended December 31, 2013 filed on February 24, 2014.

ViroPharma’s balance sheet and statement of operations dated as of and for the year ended December 31, 2013 were extracted from ViroPharma’s unaudited financial statements for that period.

As previously disclosed, Shire funded the aggregate purchase consideration of approximately $4.0 billion through a combination of:

(i)
borrowings under the Facilities Agreement dated November 11, 2013 among Shire, Morgan Stanley Bank International Limited, as mandated lead arranger and bookrunner, and the other parties thereto (the “2013 Facilities Agreement”). The 2013 Facilities Agreement comprises two credit facilities: (a) a $1.75 billion term loan facility (“Term Loan A”) and (b) a $0.85 billion term loan facility (“Term Loan B”). On December 13, 2013 and February 18, 2014, Shire cancelled parts of the 2013 Facilities Agreement. The revised 2013 Facilities Agreement now comprises of two facilities: (a) a $0.55 billion Term Loan A and (b) a $0.85 billion Term Loan B;

(ii)
borrowings under the Multicurrency Revolving and Swingline Facilities Agreement dated November 23, 2010 among Shire and a number of financial institutions, for which Abbey National Treasury Services Plc (trading as Santander Global Banking and Markets), Bank of America Securities Limited, Barclays Capital, Citigroup Global Markets Limited, Lloyds TSB Bank plc and the Royal Bank of Scotland plc acted as mandated lead arrangers and bookrunners (the “2010 Facilities Agreement”); and

(iii)	existing cash and cash equivalents.

On January 22, 2014 Shire delivered a utilization request providing for the drawdown on January 24, 2014 of an amount equal to $1.2 billion under the 2013 Facilities Agreement and another utilization request providing for the drawdown on January 24, 2014 of an amount equal to $700 million under the 2010 Facilities Agreement.

The unaudited pro forma condensed combined financial information has been presented for information purposes only. The unaudited pro forma condensed combined financial information reflects preliminary estimates and assumptions based on information available at the time of preparation, including preliminary fair value estimates of assets and liabilities. Differences between the preliminary estimates reflected in these unaudited pro forma condensed combined financial information and the final acquisition accounting may therefore occur. In addition, the unaudited pro forma condensed combined financial information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. The unaudited pro forma condensed combined financial information does not purport to project the future financial position or results of operations of the combined company.

SHIRE PLC AND VIROPHARMA INCORPORATED
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS AT DECEMBER 31, 2013

	SHIRE	VIROPHARMA	Pro Forma Adjustments	Notes	Pro Forma Combined
	$’M	$’M	$’M		$’M
	_______________	_______________	_______________	_________	_______________
ASSETS
Current assets:
Cash and cash equivalents	2,239.4	207.8	(2,097.0)	(a)	350.2
Restricted cash	22.2	-	-		22.2
Short-term investments	-	66.1	-		66.1
Accounts receivable, net	961.2	68.9	-		1,030.1
Inventories	455.3	97.6	98.1	(b)	651.0
Assets held for sale	31.6	-	-		31.6
Deferred tax asset	315.6	9.7	107.0	(g)	432.3
Prepaid expenses and other current assets	263.0	60.6	346.6	(c)	670.2
	_______________	_______________	_______________		_______________
Total current assets	4,288.3	510.7	(1,545.3)		3,253.7

Non-current assets:
Investments	31.8	-	-		31.8
Property, plant and equipment, net	891.8	17.1	6.6	(b)	915.5
Goodwill	624.6	96.9	1,198.9	(i)	1,920.4
Other intangible assets, net	2,312.6	479.1	2,490.9	(d)	5,282.6
Deferred tax asset	141.1	11.7	15.0	(g)	167.8
Other non-current assets	32.8	20.1	-		52.9
	_______________	_______________	_______________		_______________
Total assets	8,323.0	1,135.6	2,166.1		11,624.7
	_______________	_______________	_______________		_______________
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	1,688.4	84.5	65.0	(e)	1,837.9
Other short-term debt	-	-	550.0	(a)	550.0
Deferred tax liability	-	-	34.8	(h)	34.8
Other current liabilities	119.5	12.4	(17.6)	(e)	114.3
	_______________	_______________	_______________		_______________
Total current liabilities	1,807.9	96.9	632.2		2,537.0

Non-current liabilities:

Convertible bonds	-	170.8	380.9	(f)	551.7
Other long-term debt	-	-	1,350.0	(a)	1,350.0
Deferred tax liability	560.6	106.0	583.2	(h)	1,249.8
Other non-current liabilities	588.5	29.1	-		617.6
	_______________	_______________	_______________		_______________
Total liabilities	2,957.0	402.8	2,946.3		6,306.1
	_______________	_______________	_______________		_______________
Equity:
Common stock	58.6	0.2	(0.2)	(j)	58.6
Additional paid-in capital	4,186.3	829.9	(829.9)	(j)	4,186.3
Treasury stock	(450.6)	(350.0)	350.0	(j)	(450.6)
Accumulated other comprehensive income / (loss)	110.2	(3.0)	3.0	(j)	110.2
Retained earnings	1,461.5	255.7	(303.1)	(j), (e)	1,414.1
	_______________	_______________	_______________		_______________
Total equity	5,366.0	732.8	(780.2)		5,318.6
	_______________	_______________	_______________		_______________
Total liabilities and equity	8,323.0	1,135.6	2,166.1		11,624.7
	_______________	_______________	_______________		_______________

  SHIRE PLC AND VIROPHARMA INCORPORATED
                    UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2013

	SHIRE	VIROPHARMA	Pro Forma Adjustments	Notes	Pro Forma Combined
	$’M	$’M	$’M		$’M
Revenues:	_______________	_______________	_______________	_______	_______________
Product sales	4,757.5	440.6	-		5,198.0
Royalties	153.7	-	-		153.7
Other revenues	23.1	-	-		23.1
	_______________	_______________	_______________		_______________
Total revenues	4,934.3	440.6	-		5,374.8
	_______________	_______________	_______________		_______________
Costs and expenses:
Cost of product sales	670.8	119.7	-		790.5
Research and development	933.4	71.6	-		1,005.0
Selling, general and administrative (1)	1,651.3	333.1	62.9	(k),(l),(m)	2,047.3
Goodwill impairment charge	7.1	-	-		7.1
Gain on sale of product rights	(15.9)	-	-		(15.9)
Reorganization costs	88.2	-	-		88.2
Integration and acquisition costs	(134.1)	-	(12.8)	(m)	(146.9)
	_______________	_______________	_______________		_______________
Total operating expenses	3,200.8	524.4	50.1		3,775.3
	_______________	_______________	_______________		_______________

Operating income / (loss) from continuing operations	1,733.5	(83.8)	(50.1)		1,599.5
			-
Interest income	2.1	0.6	-		2.7
Interest expense	(38.1)	(14.7)	(48.1)	(n),(o)	(100.9)
Other expense, net	(3.9)	(2.4)	-		(6.3)
	_______________	_______________	_______________		_______________
Total other expense, net	(39.9)	(16.5)	(48.1)		(104.5)
	_______________	_______________	_______________		_______________
Income / (loss) from continuing operations before income taxes and equity in earnings of equity method investees	1,693.6	(100.3)	(98.2)		1,495.0
Income taxes	(277.9)	35.9	19.1	(p)	(222.9)
Equity in earnings of equity method investees, net of taxes	3.9	-	-		3.9
	_______________	_______________	_______________		_______________
Income / (loss) from continuing operations, net of taxes	1,419.6	(64.4)	(79.1)		1,276.0
	_______________	_______________	_______________		_______________

Earnings per ordinary share from continuing operation - basic	257.2c				231.1c
	_______________				_______________
Earnings per ordinary share from continuing operations – diluted (2)	245.3c				220.9c
	_______________				_______________

Weighted average number of shares (millions)
Basic	552.0	552.0
Diluted	590.3	590.3
	_______________	_______________

(1)    Selling, general and administrative (“SG&A”) costs include amortization and impairment charges of intangible assets for Shire ($152.0 million) and ViroPharma ($138.9 million).

(2)    Numerator has been adjusted to add back the interest incurred on Shire's convertible bonds of $28.3 million

SHIRE PLC AND VIROPHARMA INCORPORATED
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
FOR THE YEAR ENDED DECEMBER 31, 2013

1.	Description of transaction and basis of presentation

On January 24, 2014, Shire completed the acquisition of ViroPharma. The acquisition was effected through a cash tender offer followed by a merger of Venus Newco, Inc, a wholly owned subsidiary of Shire (“Venus Newco”), with and into ViroPharma, with ViroPharma continuing as the surviving corporation. As consideration Shire paid $50.00 in cash, without interest and less any required withholding taxes, for each share of ViroPharma common stock outstanding at the time of the acquisition (other than shares owned by ViroPharma or any of its subsidiaries, and shares owned by stockholders who had properly exercised any available rights of appraisal under Delaware law).

Total consideration, including amounts payable in respect of stock options and warrants over ViroPharma’s common stock was approximately $4.0 billion.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and based on the historical financial statements of Shire and ViroPharma.

Under the acquisition method of accounting, total consideration transferred of approximately $4.0 billion is to be allocated to the assets acquired and liabilities assumed according to their estimated fair values at the date of acquisition. For the purposes of preparing the unaudited pro forma condensed combined financial information management has made a preliminary allocation of the consideration transferred to the assets acquired and liabilities assumed. The assessment of the fair values of certain assets acquired and liabilities assumed remains in progress. Accordingly, the pro forma adjustments included in this Form 8-K/A are preliminary, have been made solely for the purpose of providing unaudited pro forma combined financial information and may be revised as additional information becomes available or as additional analyses are performed.

The final determination of these fair values will be completed as soon as possible, but no later than one year from the acquisition date. This final determination of the fair values of assets acquired and liabilities assumed may result in final fair values that are different than the preliminary estimates included herein.

The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies that the combined company may achieve as a result of the acquisition, nor does it reflect costs to integrate the operations of Shire and ViroPharma, nor any costs necessary to achieve anticipated synergies.

2.	Accounting policies

As a result of the continuing review of ViroPharma’s accounting policies, Shire may identify differences between the accounting policies of the two companies that, when conformed, could have an impact on the combined financial information. At this time, Shire is not aware of any differences that would have a material impact on the combined financial information. The unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3.	Calculation of Consideration transferred and Preliminary purchase price allocation

The purchase consideration for the acquisition of ViroPharma is approximately $3,997 million, comprising the following

Consideration transferred

$’M
Cash consideration for outstanding shares of ViroPharma common stock at $50 per share	3,380
Cash cost of settling ViroPharma's stock options	307
Cash cost of settling warrants over ViroPharma's common stock	310

Total purchase consideration	3,997

Preliminary purchase price allocation

A preliminary estimate of the fair value of the assets acquired and the liabilities assumed by Shire, reconciled to the total consideration transferred is shown below:

$’M
Tangible assets and liabilities:
Cash and cash equivalents	207.8
Short term investments	66.1
Accounts receivable, net	68.9
Inventories	195.7
Other current assets	523.9
Property, plant and equipment	23.7
Other non-current assets	46.8
Other current liabilities	(131.7)
Convertible bonds	(551.7)
Non-current deferred tax liabilities	(689.2)
Other non-current liabilities	(29.1)
Total net tangible assets:	(268.8)
Intangibles assets:
Goodwill	1,295.8
Other intangible assets	2,970.0
Total consideration transferred	3,997.0

4.	Pro Forma Adjustments

The pro forma adjustments reflected in the unaudited pro forma condensed combined financial information represent estimated values and amounts based on available information, and do not reflect anticipated synergies had the acquisition been completed as of the dates indicated above. The unaudited pro forma condensed combined balance sheet uses the acquisition method of accounting assuming the acquisition was completed on December 31, 2013, and the unaudited pro forma condensed combined statement of operations uses the acquisition method assuming the acquisition was completed on January 1, 2013.

Pro forma adjustments to the balance sheet as of December 31, 2013:

(a) Acquisition financing

The total purchase consideration for the acquisition of ViroPharma is $3,997 million. The purchase consideration was funded by a drawdown of $1,900 million from existing and new bank facilities (of which $550 million is classified within other short-term debt and $1,350 million is classified within other long-term debt). The remaining purchase consideration of $2,097 million was funded from Shire’s available cash and cash equivalents.

(b)  Step-ups in the fair valuation of inventory and property, plant and equipment

Represents the adjustment required to record acquired ViroPharma inventories and property, plant and equipment at their estimated fair values of $195.7 million and $23.7 million respectively.

(c) Purchased call option

Adjustment reflects the re-measurement to fair value of call options purchased by ViroPharma, which provided ViroPharma with the option to acquire approximately 13 million shares of ViroPharma common stock which would be issuable on conversion of ViroPharma’s 2% senior unsecured convertible bonds.

As a result of the change of control of ViroPharma the convertible bond holders are entitled to convert their bonds, and the counterparties to the call options were accordingly obligated to cash settle the call options. The adjustment records the purchased call options as an asset on the pro forma condensed combined balance sheet at their acquisition date fair value of $346.6 million.

(d) Other intangible assets

Represents an adjustment to reflect a preliminary estimate of that portion of the total consideration transferred to be allocated to the intangible assets acquired ($2,970.0 million), primarily CINRYZE (both the currently marketed intravenous product and the subcutaneous product currently in development),  and the elimination of ViroPharma’s previously recorded intangible assets ($479.1 million).

The allocation of total consideration transferred to the separately identifiable intangible assets is ongoing. Further details of the fair valuation of acquired intangible assets, including a preliminary valuation of each separately identifiable intangible asset, will be provided in the Company’s Form 10-Q for the quarter ended March 31, 2014.

(e) Acquisition related costs

Represents estimated transaction costs related to the acquisition of $65 million, and estimated related taxes of $17.6 million, that were not previously reflected in the historical financial statements.

 (f) Convertible bonds

As at December 31, 2013 ViroPharma had approximately $205 million principal amount of 2% senior unsecured convertible bonds outstanding.

In accordance with the terms of the convertible bonds, following a change of control of ViroPharma, the convertible bond holders were entitled to convert their bonds inclusive of a make-whole premium in the form of an increase in the conversion rate. This adjustment records the outstanding convertible bonds at their estimated fair value (being estimated cash settlement value).

(g) Deferred tax assets

Represents the estimated adjustment to deferred tax assets in relation to tax losses arising on completion of the acquisition and the resultant cash settlement of the outstanding stock options.

(h) Deferred tax liabilities

Represents an adjustment to reflect the estimated deferred tax liability arising from the fair valuation of acquired intangibles, inventory and tangible assets and the reversal of the deferred tax liability in relation to the convertible bond. This preliminary estimate is based on the preliminary allocation of consideration transferred and the statutory tax rates in the various jurisdictions where the fair value adjustments are reasonably expected to occur.

Further details of the deferred tax assets and liabilities acquired will be provided in the Company’s Form 10-Q for the quarter ended March 31, 2014.

(i) Goodwill

Represents adjustments to record the preliminary estimate of goodwill arising from the acquisition ($1,295.8 million) and elimination of ViroPharma’s historical goodwill ($96.9 million).

 (j) Shareholders’ equity

Represents the adjustment to eliminate ViroPharma’s historical shareholders’ equity, and to record an estimate of remaining acquisition-related costs (net of taxes) assumed to be non-recurring, as follows:

$’M
Common stock	(0.2)
Additional paid-in capital	(829.9)
Treasury stock	350.0
Accumulated other comprehensive loss	3.0
Retained earnings	(255.7)
Acquisition-related costs	(47.4)

Total Adjustments to Shareholders' equity	(780.2)

Acquisition related costs are not reflected in the unaudited pro forma statement of operations as they are not expected to have an ongoing impact.

Pro forma adjustments to the statement of operations for the year ended December 31, 2013:

(k) Amortization of intangibles

Represents the amortization of intangible assets acquired of $98.7 million for the year ended December 31, 2013, based on preliminary fair values and useful lives for the finite lived intangibles acquired of between 4 and 20 years and the adjustment to eliminate ViroPharma’s historical intangible asset amortization expense of $31.9 million. Amortization expense has been calculated on a straight line basis.

(l) Depreciation

Represents the increase in depreciation expense of $1.3 million following the acquisition date step-up in the fair value of ViroPharma’s property, plant and equipment. For purposes of these unaudited pro forma financial information, Shire has reflected the estimated additional depreciation expense entirely in “Selling, general and administrative” expense.

(m) Acquisition related costs

Reflects adjustments to eliminate acquisition-related costs included in the historical financial statements of Shire ($12.8 million) and ViroPharma ($5.2 million) which are directly attributable to the acquisition, but are not expected to have a continuing impact on the results of the combined entity.

(n) Interest expense

Reflects interest expense associated with the $1,200 million drawn down under the 2013 Facilities Agreement and the $700 million drawn down under the 2010 Facilities Agreement. Interest expense of $34.6 million has been estimated as if the purchase consideration was paid, and the relevant loans drawn down, on January 1, 2013 based on interest rates on the facilities of 1.59% for Term Loan A, 1.99% for Term Loan B and 1.74% for the 2010 Facilities Agreement.

(o) Amortization of debt issue costs

Debt issue costs totaling $16.5 million were incurred on arranging the 2013 Facilities Agreement, comprising Term Loan A and Term Loan B. For the purposes of the unaudited pro forma condensed combined statement of operations these costs have been amortized over the estimated terms of the loans, being one year for Term Loan A and two years for Term Loan B, resulting in a pro forma interest expense of $13.5 million.

(p) Income taxes

Reflects the estimated net tax benefit (based on statutory tax rates in the various jurisdictions where these adjustments are reasonably expected to occur), primarily related to the increase in amortization and depreciation expense offset by the reduction in deductible acquisition costs.